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                                 EXHIBIT 99(a)



                       Press Release dated June 20, 1995

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                                                                   Exhibit 99(a)


                             JACK W. PARKER, CFO                   JUNE 20, 1995
                             UNION PLANTERS CORPORATION (UPC)
                             (901) 383-6781

                             DAVID G. COLLIER, CFO
                             CAPITAL BANCORPORATION (CABK)
                             (314) 334-0700


FOR IMMEDIATE RELEASE:


                   UNION PLANTERS SIGNS DEFINITIVE AGREEMENT
                       TO ACQUIRE CAPITAL BANCORPORATION




         Memphis, Tennessee -- Union Planters Corporation's Chairman of the Board, Benjamin W. Rawlins, Jr., and Capital Bancorporation, Inc.'s President and CEO, Van H. Puls, jointly announced today that the two companies have entered into a definitive agreement pursuant to which UPC would acquire all of the outstanding stock of Capital in a transaction valued at approximately $114 million, based on UPC's June 19, 1995 closing stock price of $27.125.

         Under the terms of the definitive agreement, UPC would exchange 1.185 shares of UPC common stock for each common share of Capital. The acquisition which is to be accounted for as a pooling of interests, is expected to be completed during the first quarter of 1996, and is subject to due diligence review, shareholder and regulatory approval, and the satisfaction of certain normal contractual closing conditions.

         Capital Bancorporation is headquartered in Cape Girardeau, Missouri, which is approximately 170 miles from UPC's headquarters

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in Memphis, Tennessee.  Capital operates 31 locations through six affiliate banks. Three of the banks are headquartered in southeast Missouri; one in Columbia, Missouri; one in the St. Louis suburbs; and one in Springfield, Missouri. As of March 31, 1995, Capital's total assets were approximately $982 million, total loans $778 million, total deposits $863 million, and shareholders' equity $76 million.

         Van H. Puls, Capital's President and CEO said, "Union Planters is a quality organization, that like Capital, has grown from a community banking concept and shares with Capital a reputation for providing superior levels of customer service. I am confident that Union Planters will readily develop a sense of partnership with Capital's customer base, employees, stockholders and communities."

         Benjamin W. Rawlins, Jr., UPC's Chairman and CEO, said "This is an excellent opportunity for our shareholders to extend our banking franchise into the State of Missouri. Capital's geography is very complementary to our existing banking locations in northwest Tennessee and northeast Arkansas. Over one-half of Capital's assets are in nearby southeast Missouri. There is also a perfect match with our community banking philosophy. Capital's subsidiary banks are generally community banks which emphasize serving the needs of their local communities and whose boards of directors consist of individuals who reside in those communities."

         Union Planters Corporation, headquartered in Memphis, Tennessee, is a $9.7-billion multi-bank holding company. At March 31, 1995 Union Planters had 38 subsidiary banks with 375 banking locations in Tennessee, Mississippi, Arkansas, Louisiana, Alabama, and Kentucky.

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